Exhibit 99.1
VERMILLION SUMMARIZES RECENT ACCOMPLISHMENTS AND 2007 FINANCIAL RESULTS; OUTLINES 2008
BUSINESS MILESTONES
FREMONT, Calif., March 4, 2008 — Vermillion, Inc. (Nasdaq: VRMLD), a molecular diagnostics company, today highlighted recent accomplishments across its diagnostic test programs and provided a preview of key business milestones it plans to achieve over the course of 2008. The Company also released financial results for the fourth quarter and year ended December 31, 2007.
“In 2007, Vermillion made significant clinical and commercial advancements in our diagnostic programs for peripheral artery disease (PAD), ovarian cancer and thrombotic thrombocytopenic purpura (TTP),” said Gail Page, President and CEO of Vermillion. “Our vision is to provide novel diagnostic tools to physicians in an effort to improve patient diagnosis and care. We continue to build awareness of the potential value proposition of our tests. Our primary focus will be on commercialization pathways in 2008.”
Recent Accomplishments
Throughout the fourth quarter of 2007 and into the first quarter of 2008, Vermillion has advanced its PAD and ovarian cancer diagnostic programs, as well as accomplished numerous achievements at the corporate level:
PAD Diagnostic Test Progress
•	Completed a 540-patient clinical study evaluating the ability of Vermillion’s multi-marker panel to stratify individuals into high and low risk groups for PAD. These results have been accepted for publication in a peer-reviewed clinical journal and are expected to be published in the first half of this year.
•	Entered into an exclusive license agreement with Stanford University to develop and commercialize a biomarker panel used to assess the risk of PAD. Under the terms of the agreement, Vermillion is granted exclusive rights to the biomarker panel.
Ovarian Cancer Diagnostic Test Progress
•	Received the distinguished SGO Basic Science Poster Award for its abstract, “Prospective independent validation of a marker panel for distinguishing benign from malignant pelvic masses.” The abstract, which demonstrated that the Company’s Ovarian Tumor Triage Test correctly identified 84 percent of ovarian cancer cases, compared to only 33 percent identified using standard diagnosis methods without the test, was presented at the SGO 38th Annual Meeting on Women’s Cancer last year in San Diego.
•	Completed enrollment of 550 patients at 27 medical centers in a clinical trial to evaluate Vermillion’s Ovarian Tumor Triage Test to differentiate women with ovarian cancer from women with benign pelvic masses.
•	Presented seven studies at the European Society for Gynecologic Oncology meeting describing advancements in Vermillion’s ovarian cancer diagnostic program.
–	Data showed that Vermillion’s panel of ovarian cancer protein biomarkers in combination with CA-125 could more accurately identify early-stage ovarian cancer than could CA-125 alone.

–	Data demonstrated that Vermillion’s ovarian cancer biomarker panel could accurately and with statistical significance predict women with ovarian cancer who had good prognosis from those who did not. The study used Kaplan-Meier analysis to show that women with a low panel score were significantly more likely to survive than women with high scores, independent of the stage of the disease.
Corporate Developments
•	Renewed a long-standing collaboration with Johns Hopkins University on the development of novel biomarkers that can be applied toward disease detection, classification and monitoring of prevalent cancers, including ovarian, breast and prostate. Vermillion will have access to exclusive commercial rights to the discoveries made through the partnership.
•	Vermillion’s stockholders and board of directors approved a 1 for 10 reverse stock split of the Company’s common stock. The reverse split became effective at the close of trading on Monday, March 3, 2008.
•	The Ohio State University commercially launched Vermillion’s diagnostic test for managing patients with TTP, a hematological disease. The test helps physicians make the correct diagnosis, initiate timely treatment, evaluate response to therapy and predict the risk of recurrence in patients with TTP.
•	Received issuance of U.S. Patent No. 7,297,556 for aiding diagnosis of nephrotic syndrome, a kidney disorder marked by very high or low levels of protein in the urine, which results in bodily swelling and high cholesterol.
2008 Milestones
The Company’s primary goal for 2008 will be to commercialize its diagnostic tests through collaborations with Quest Diagnostics and other thought leaders in oncology, cardiology and hematology. Vermillion expects to attain the following milestones:
•	Present data from three studies highlighting progress in Vermillion’s ovarian cancer diagnostic program at the Society for Gynecologic Oncologists’ (SGO) 2008 Annual Meeting on Women’s Cancer held March 9-12 in Tampa, Florida.
•	Report top-line data from the ovarian tumor triage clinical trial later this quarter and submit to the U.S. Food and Drug Administration (FDA) for clearance as an in vitro diagnostic test in the first half of 2008.
•	Work with Quest Diagnostics to integrate Vermillion’s PAD proteomic biomarkers as a laboratory developed test.
•	Establish a clinical steering committee to guide and provide advice on additional clinical studies to support registration of the PAD test with the FDA and to further potential market adoption.
•	Continue to build the product pipeline by partnering with collaborators to identify and in-license biomarkers for future diagnostics.
Fourth Quarter and Year-End 2007 Results
As a result of the November 13, 2006 sale of its former instrument business to Bio-Rad Laboratories, the Company anticipates no major revenue until its diagnostic tests are commercialized. Accordingly, the Company had minimal revenue from service of $23,000 in the fourth quarter of 2007 and $44,000 for the full year of 2007, compared to $1.2 million and $18.2 million for the fourth quarter of 2006 and full year of 2006, respectively.
Total operating expenses for the fourth quarter of 2007 were $4.9 million, compared to $7.7 million in the same period last year. The decrease in operating expenses was due to reductions in research and development and general and administrative expenses, as well as the elimination of selling and marketing expenses associated with the Company’s former instrument business.
The net loss for the fourth quarter of 2007 was $3.3 million, compared to $1.9 million for the fourth quarter of 2006. Basic and diluted net loss per share for the fourth quarter of 2007 was $0.52 per share based on 6.4 million shares outstanding after the effect of the reverse stock split, compared to a basic and diluted net loss per share of $0.49 per share for the same period in 2006 adjusted for the retroactive treatment of the reverse stock split.
For the full year of 2007, the net loss was $21.3 million or $4.47 per share, compared to a net loss of $22.1 million or $6.05 per share in the same period in 2006. All earnings per share calculations are on a post reverse stock split basis. Gain on the sale of the Company’s instruments business was $1.6 million in 2007 compared to $6.9 million in 2006.
At December 31, 2007, the Company’s cash, short- and long-term investments, totaled $20.4 million, compared to $17.7 million at December 31, 2006. Net cash used in operating activities in the fourth quarter of 2007 was $4.3 million. The Company continues to prudently manage expenses and cash utilization.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward- looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize its diagnostic tests in 2008 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to discover, develop, and commercialize diagnostic products based on findings from its disease association studies; (3) unproven ability of Vermillion to discover or identify new protein biomarkers and use such information to develop ovarian cancer diagnostic products; (4) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its diagnostic products; (5) uncertainty of market acceptance of its products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; and (6) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.
~financial statements follow~

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2007	2006 (1)
Assets
Current assets:
Cash and cash equivalents	$7,617	$17,711
Short-term investments, at fair value	9,875	—
Accounts receivable, net of allowance for doubtful accounts of $- and $2, respectively	19	29
Prepaid expenses and other current assets	1,064	2,300

Total current assets	18,575	20,040

Property, plant and equipment, net	1,938	2,260
Long-term investments, at fair value	2,902	—
Other assets	638	716

Total assets	$24,053	$23,016

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,975	$2,401
Accrued liabilities	3,595	4,645
Current portion of convertible senior notes, net of discounts	2,471	—

Total current liabilities	9,041	7,046

Long-term debt owed to related party	10,000	7,083
Convertible senior notes, net of discount	16,196	18,428
Other liabilities	278	360

Total liabilities	35,515	32,917

Stockholders’ deficit:
Common stock	6	39
Additional paid-in capital	227,895	207,991
Accumulated deficit	(239,142)	(217,860)
Accumulated other comprehensive loss	(221)	(71)

Total stockholders’ deficit	(11,462)	(9,901)

Total liabilities and stockholders’ deficit	$24,053	$23,016

(1)	The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$23	$1,216	$44	$18,215
Cost of revenue	13	506	28	9,338

Gross profit	10	710	16	8,877

Operating expenses:
Research and development	1,916	2,693	8,213	11,474
Sales and marketing	735	1,916	2,175	12,568
General and administrative	2,232	3,112	10,858	10,661

Total operating expenses	4,883	7,721	21,246	34,703

Gain on sale of instrument business	1,992	6,929	1,610	6,929

Loss from operations	(2,881)	(82)	(19,620)	(18,897)
Loss on extinguishment of debt	—	(1,481)	—	(1,481)
Interest and other expense, net	(247)	(326)	(1,499)	(1,536)

Loss before income taxes	(3,128)	(1,889)	(21,119)	(21,914)
Income tax benefit (expense)	(164)	38	(163)	(152)

Net loss	$(3,292)	$(1,851)	$(21,282)	$(22,066)

Loss per share — basic and diluted (1)	$(0.52)	$(0.49)	$(4.47)	$(6.05)

Shares used to compute basic and diluted loss per common share (1)	6,379	3,772	4,765	3,646

(1)	Adjusted for March 4, 2008, 1 for 10 reverse stock split.

Investors:	Media:
Sue Carruthers	Daryl Messinger
Vermillion, Inc.	WeissComm Partners
510-505-2233	415-946-1062